PROSPECTUS SUPPLEMENT NO. 13

                                  $792,000,000
                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 8, 2000, September 15, 2000, September 29, 2000, October 10, 2000, October 17, 2000, November 20, 2000,
December 1, 2000, January 12, 2001, January 31, 2001, February 20, 2001, March 12, 2001 and June 11, 2001 relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities named below as Selling Securityholders.

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
                                                                  MAY BE SOLD       THAT MAY BE SOLD
                                                                ----------------    ----------------
Museum of Fine Arts, Boston.................................      $     38,000               283
Parker-Hannifin Corporation.................................           239,000             1,783
Putnam Asset Allocation Funds -- Balanced Portfolio.........         1,079,000             8,049
Putnam Asset Allocation Funds -- Conservative Portfolio.....           799,000             5,960
Putnam Convertible Income -- Growth Trust...................         6,350,000            47,372
Putnam Convertible Opportunities and Income Trust...........           354,000             2,640
University of Rochester.....................................           129,000               962
  Additionally, the following line item in the table of Selling Securityholders is hereby amended as follows:
  Total.....................................................       520,704,000         3,884,542

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

            The date of this prospectus supplement is June 25, 2001